Exhibit 10.1

February 25, 2014

John Burke
1540 Bardsey Lane
Lower Gwynedd, PA 19002

Dear John:

We are pleased to present this offer for the position of Executive Vice President and Chief Operating Officer (“COO”) at Rovi Corporation (“Rovi” or the “Company”), reporting to the Chief Executive Officer . Your start date as COO will be March 18, 2014 (“Start Date”).

Compensation and Benefits

Your compensation will include a base salary of $450,000 per year, paid semi-monthly, and subject to standard payroll deductions and withholdings.

For the 2014 fiscal year, you will be eligible to earn an annual incentive bonus based on your participation in Rovi's standard Senior Executive Company Incentive Plan (the "EIP") for calendar year 2014 on a pro rated basis. The EIP will provide you a payout at 100% achievement of targets equal to 60% of your base salary earned during 2014. For calendar years after 2014, you will remain eligible to participate in the bonus plan applicable for senior executive officers. Such bonus amount, and the EIP, will be reviewed annually by the Board (or a duly authorized committee thereof). Except as provided in the Executive Severance and Arbitration Agreement, you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, subject to the Executive Severance and Arbitration Agreement, if your employment is terminated either by you without good reason or by Rovi with cause prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. Any earned bonuses shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the year in which your right to the bonus ceases to be subject to a substantial risk of forfeiture, so as to comply with Treasury Regulations Section 1.409A-1(b)(4).

Additionally, subject to Compensation Committee approval and you becoming COO on or before the Start Date, you will be granted an option to purchase 50,000 shares of common stock (the “Option”). The grant date shall be the first day of the month following your Start Date. The price per share will be set at the closing market price of Rovi Corporation stock (NASDAQ: ROVI) on the grant date (or the closing price on the last day of trading prior to that date if the grant date falls on a weekend or holiday). The Option will start vesting on the grant date and will vest over four years in accordance with the terms and conditions of your option notice and agreement, which will be delivered under separate cover.

Additionally, subject to the Compensation Committee approval and you becoming COO on or before the Start Date, you will be granted two Restricted Stock Awards, the first in the amount of 55,000 time-based shares and the second in the amount of 55,000 performance-based shares (collectively, the “RSAs”). Per Rovi’s practice, restricted stock may be granted upon the following remaining dates in 2014: May 1, July 1, September 1 and November 1.  The grant date of the RSAs shall be the first restricted stock grant date following your Start Date.

The first of such RSAs (the 55,000 timed-based share RSA) (the “Time-Based Vesting Shares”) will vest over four (4) years in accordance with the terms and conditions of Rovi’s standard Notice of Restricted Stock Award and Restricted Stock Award Agreement. The second of such RSAs (the 55,000 performance-based share RSA) (the “Performance-Based Vesting Shares”) would vest at the end of a three-year period from time of grant. One-third of the grant will be measured at the end of each of years 1, 2 and 3 based on the performance metrics attached as Exhibit A, with vesting commencing at 50% of APF Revenue/Operating Profit plan and increasing in increments through 110% of the APF Revenue/Operating Profit plan. At the end of the three- year period, Rovi will apply an average performance factor over the 3 years to the grant amount to determine the total earned grant and then it will apply a plus or minus 10% Total Shareholder Return modifier to determine final amount of PRSAs to be vested. All grants shall vest in accordance with the terms and conditions of the Notice of Restricted Stock Award and Restricted Stock Award Agreement applicable thereto. Except as provided in the Executive Severance and Arbitration Agreement, in order to vest in a portion of an award on a given vesting date, you must be employed by Rovi on such vesting date.

As a Rovi employee, you will continue to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing plans.

Other Agreements/Policies

As a condition of your employment as COO, you will continue to be bound by the following agreements following your commencement of employment as COO:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy.

At Will Employment

As Rovi's employment relationship with you is at-will, either Rovi or you may terminate the employment relationship at any time, with or without Cause (as defined herein), and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and the Chief Executive Officer. Notwithstanding the foregoing, effective on your Start Date , Rovi will enter into an Executive Severance and Arbitration Agreement (the “Executive Severance and Arbitration Agreement”) with you in the form enclosed, under which you would be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with Rovi will be subject to binding arbitration as set forth in the Executive Severance and Arbitration Agreement. Upon a termination of your employment for "Cause" (as defined in the Executive Severance and Arbitration Agreement), your right to receive compensation and benefits will terminate immediately upon the effective date of the termination for Cause. Without limiting the foregoing, you will not receive any base salary for any period after the effective date of any such termination for Cause, will not receive any EIP bonus for any year during which any such termination for Cause occurs and will not be entitled to further vesting or accelerated exercisability of any Stock Awards following any such termination for Cause.

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4),

1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

Upon your commencement of employment as COO, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with Rovi, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the Chief Executive Officer. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and Rovi, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of Rovi. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with Rovi shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Rovi from his or her previous employers any confidential or proprietary information, including but not limited to drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that Rovi’s policy prohibits the transfer or use of such confidential material from other employers.

Please note that this offer is subject to Compensation Committee approval and subject to the return of a positive background check (to which you consent by signing below). If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me. By signing below, you further agree to respect Rovi’s work rules and faithfully carry out the duties herein. Two (2) duplicates of this contract are to be created; both Rovi and you will retain a copy.

Sincerely,

/s/ Dustin K. Finer

Dustin K. Finer
EVP, Human Resources

Agreed & Accepted:	/s/ John Burke	2/27/2014
	John Burke	Date

Exhibit A

Performance-Based Share Metrics
The weighting of the annual vesting target for the PRSA will be measured on the achievement of the Adjusted Pro Forma Revenue and the Adjusted Pro Forma Operating Profit budget as follows:

•	Vesting is subject to the following matrix:

Performance Shares Vesting Schedule	
% of APF Revenue/Operating Profit Plan	**Vesting Factor**
110%+	1.5
105%	1.25
100%	1
95%	0.9
90%	0.81
85%	0.71
80%	0.62
75%	0.53
70%	0.44
65%	0.34
60%	0.25
55%	0.16
50%	0.08
Below 50%	0

The determination of the level of Rovi’s achievement of the APF Operating Profit plan for a given calendar year will be made by the independent Board members and vesting of the Performance-Based Vesting Shares will occur on the date of such determination.